EXHIBIT 5.1 and 23.2

June 17, 2025

Slide Insurance Holdings, Inc.

4221 W. Boy Scout Blvd.

Suite 200

Tampa, Florida 33607

Ladies and Gentlemen:

We have acted as special counsel to Slide Insurance Holdings, Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,600,000 shares of the Company’s common stock (the “Securities”), $0.01 par value per share, including 600,000 shares subject to the underwriters’ over-allotment option. The Securities are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-1 (File No. 333-287556) of the Company that was declared effective earlier today (the “Initial Registration Statement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, (i) when the price at which the Securities are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement, the Securities will be validly issued, fully paid and non-assessable and (ii) the Securities to be sold by the Selling Stockholders will be validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that prior to closing of the offering contemplated by the prospectus included in the Initial Registration Statement (i) the Sixth Amended and Restated Certificate of Incorporation (in the form filed as Exhibit 3.1 to the Initial Registration Statement) has been filed with the Secretary of State of Delaware and (ii) the stock split described in the prospectus included in the Initial Registration Statement has been effected.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Abbreviated Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP